Exhibit 99.1

Mead Johnson Nutrition Reports Strong Sales and Earnings; Third Quarter Constant Dollar Sales Up 11 Percent; Raises Full Year EPS Guidance

GLENVIEW, Ill.--(BUSINESS WIRE)--October 27, 2011--Mead Johnson Nutrition Company (NYSE: MJN) announced today its financial results for the third quarter ended September 30, 2011.

  Net sales of $933.9 million in the quarter were up 15 percent versus the third quarter of 2010. Excluding the favorable impact of foreign exchange, sales increased 11 percent.
  GAAP net earnings of $0.70 per diluted share for the third quarter of 2011 increased from $0.52 per diluted share in 2010.
  Non-GAAP (1) net earnings of $0.78 per diluted share for the third quarter of 2011 were up from $0.57 per diluted share a year earlier.
  Reported sales growth for the quarter was driven by excellent performance from the Asia/Latin America segment (+30 percent). Sales declined for the North America/Europe segment (-7 percent), due in part to a competitor’s product recall in 2010.
  Earnings for the quarter benefited from strong sales, favorable foreign exchange and a lower effective tax rate, partially offset by higher dairy, manufacturing costs and operating expenses.
  Full-year non-GAAP EPS guidance range increased to $2.73 to $2.78 from $2.70 to $2.75. Including specified items estimated at $0.30 per share, GAAP EPS guidance is $2.43 to $2.48.
  (1) See “Non-GAAP Financial Measures” and the reconciliation of GAAP and non-GAAP results included in this release.

“We continue to see the success of our global growth strategies as evidenced by our strong sales and earnings performance in the quarter,” said Chief Executive Officer Stephen W. Golsby. “We experienced double-digit sales growth in the majority of our Asia and Latin America markets. Results for the U.S. business reflect share gains from our product innovation, offset by an overall decline in the market and a tough comparison with the third quarter of 2010 when a competitor commenced a product recall. We continue to invest in demand-generation activities for long-term growth. Strong sales, favorable foreign exchange impacts and a lower effective tax rate contributed to excellent earnings performance in the quarter.”

Third Quarter Results

Net sales for the quarter ended September 30, 2011, totaled $933.9 million, up 15 percent from $810.2 million a year ago. Sales benefited 7 percent from volume, 4 percent from price and 4 percent from foreign exchange. Earnings before interest and income taxes (EBIT) for the third quarter totaled $201.7 million, up from $165.5 million a year earlier. The EBIT increase was primarily due to higher sales, favorable foreign exchange impact and lower pension settlement costs, partially offset by higher commodity and manufacturing costs and increased demand-generation investments.

Gross margin was down 180 basis points versus the third quarter of 2010 due to higher dairy and other commodity costs, manufacturing inefficiencies and additional airfreight costs to rebalance inventories across the globe, in part to support growth in China. Operating expense increased from higher sales force and distribution expenses, advertising and promotion investments and performance-based compensation. The third quarter of 2011 also benefited from foreign currency balance sheet remeasurement gains on U.S. dollar denominated receivables at foreign subsidiaries. The effective tax rate for the quarter was 22.6 percent versus 30.0 percent a year ago. The decrease in the effective tax rate was attributable to a change in geographic earnings mix, manufacturing, research and development incentives and other favorable return-to-provision adjustments. In addition, standard quarterly accruals were necessary to record our tax liability using the latest full-year projected effective tax rate.

Net earnings attributable to shareholders totaled $144.7 million, or $0.70 per diluted share, compared with $106.1 million, or $0.52 per diluted share for the prior-year quarter.

On a non-GAAP basis, which excludes specified items, net earnings attributable to shareholders totaled $161.0 million, or $0.78 per diluted share, for the third quarter of 2011, compared with $117.8 million, or $0.57 per diluted share, for the same quarter a year ago.

Third Quarter Segment Results

The Asia/Latin America segment had net sales of $636.1 million for the third quarter of 2011, up 30 percent from $489.7 million in 2010. Sales benefited 19 percent from volume, 6 percent from price and 5 percent from foreign exchange. China/Hong Kong led the strong segment sales performance and nearly all Latin America markets delivered double-digit growth, resulting from market growth and market share gains. Also, Asia sales benefitted from increased retailer purchases in advance of the October 2011 transition to our new IT platform. EBIT totaled $198.4 million, up 18 percent compared with $168.0 million for the year-ago quarter. The increase in EBIT was due to strong sales, partially offset by higher advertising and promotion, sales force growth and new outsourced service costs.

The North America/Europe segment reported net sales of $297.8 million for the third quarter of 2011, down 7 percent from $320.5 million in 2010. Sales benefited 2 percent from price and 1 percent from foreign exchange, offset by a 10 percent decline in volume. The U.S. market share remains above third quarter of 2010, while overall market size had continued to decline. In the third quarter of 2010, U.S. sales benefitted from increased demand due to a competitor’s infant formula product recall and increased retailer purchases in advance of the fourth quarter 2010 transition to our new IT platform. EBIT totaled $71.9 million, compared with $97.4 million in the third quarter a year ago. The decrease was the result of lower sales and new outsourced service costs.

Corporate and Other expense decreased due to foreign exchange impacts from assets held in non-functional currencies and $9.1 million in pension settlement costs in 2010 but not yet incurred in year-to-date 2011, partially offset by an increase in IT separation costs.

Nine-Month Results

Net sales for the nine months ended September 30, 2011, totaled $2,765.7 million, up 18 percent from $2,337.9 million a year ago. Sales benefited 12 percent from volume, 3 percent from price, and 3 percent from foreign exchange. EBIT for the first three quarters of 2011 totaled $628.0 million, up from $536.3 million a year earlier. The EBIT increase was driven by higher sales, partially offset by increased demand-generation investments, IT separation costs, and shared service overlap costs.

The effective tax rate for the nine months ended September 30, 2011, was 27.1 percent versus 28.6 percent a year ago. The decrease in the effective tax rate was attributable to a change in geographic earnings mix, manufacturing, research and development incentives and other favorable return-to-provision adjustments, compared with unfavorable return-to-provision adjustments in 2010.

Net earnings attributable to shareholders for the first nine months of 2011 totaled $422.9 million, or $2.06 per diluted share, compared with $353.1 million, or $1.72 per diluted share for the prior-year period.

On a non-GAAP basis, which excludes specified items, net earnings attributable to shareholders totaled $466.5 million, or $2.27 per diluted share, for the first three quarters of 2011, compared with $381.7 million, or $1.86 per diluted share, for the same period a year ago.

Nine-Month Segment Results

The Asia/Latin America segment had net sales of $1,824.6 million for the first three quarters of 2011, up 29 percent from $1,417.4 million in 2010. Sales benefited 19 percent from volume, 5 percent from price and 5 percent from foreign exchange. The majority of the markets in the segment had double-digit constant-dollar sales growth driven by market growth and market share gains. The strongest performance continues to be in China/Hong Kong. EBIT for the segment totaled $625.0 million, up 27 percent compared with $492.0 million for the year-ago period. The EBIT increase was primarily related to sales growth, partially offset by increased demand-generation investments, performance-based compensation and new outsourced service costs.

The North America/Europe segment reported net sales of $941.1 million for the first three quarters of 2011, up from $920.5 million in 2010. Sales benefited 1 percent from volume and 1 percent from foreign exchange. The segment sales were driven by U.S. market share gains from product innovations and the effects of a competitor’s product recall late in 2010, partially offset by lower U.S. births and consumption. EBIT totaled $251.2 million, compared with $272.7 million in the same period a year ago. Sales growth was offset by sales force and distribution expense and new outsourced service costs.

Corporate and Other expense increased due to additional IT separation costs, partially offset by $9.1 million in pension settlement costs in 2010 not incurred year-to-date 2011.

Outlook for 2011

“For the full year, we anticipate annual net sales to be up by about 14 percent on a constant dollar basis versus the prior year,” Mr. Golsby said. “We expect annual gross margin to be slightly less than 63 percent due to the third quarter non-recurring manufacturing inefficiencies and additional airfreight cost to rebalance inventories, in part to support excellent growth in China. We expect operating costs of about 39.7 percent of sales, which includes our continued demand-generation investments in core and new markets to drive future sales growth. We estimate the effective tax rate will be slightly below 28 percent. Considering these factors, and our strong year-to-date performance and positive outlook, we are raising our full-year non-GAAP earnings estimate to $2.73 to $2.78 per share.”

Conference Call Scheduled

Mead Johnson will host a conference call at 8:30 a.m. CDT today, during which company executives will review third quarter financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at meadjohnson.com. To listen to the call, visit the website at least 15 minutes before the call and click on the Investors tab. Security analysts and investors wishing to participate by telephone should call 1-866-713-8566, pass code: Mead Johnson. Callers outside of North America should call +1-617-597-5325 to be connected. A replay of the conference call will be available through midnight EDT Thursday, November 3, 2011, by calling 1-888-286-8010 or outside of North America +1-617-801-6888, pass code: 73226018. The replay will also be available at meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are identified by words such as “expects,” “intends” and “believes,” involve certain risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the adverse effect of commodity costs; (4) increased competition from branded, private label, store and economy-branded products; (5) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (6) inventory reductions by customers; (7) the adverse effect of changes in foreign currency exchange rates; (8) the effect of changes in economic, political and social conditions in the markets where we operate; (9) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products or maintain product margins; (10) the possibility of changes in the Women, Infant and Children (WIC) program, or increases in levels of participation in WIC; (11) business disruption during the transition to a stand-alone platform; and (12) the ability to develop and market new, innovative products. For additional information on these and other factors, see the risk factors identified in the company’s periodic reports, including the annual report on Form 10-K for 2010, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with, or furnished to, the Securities and Exchange Commission, available upon request or at meadjohnson.com. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to meadjohnson.com.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF MEAD JOHNSON NUTRITION COMPANY MEAD JOHNSON NUTRITION COMPANY CONSOLIDATED STATEMENTS OF EARNINGS (Dollars in millions, except per share data) (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
NET SALES	$933.9	$810.2	$2,765.7	$2,337.9
COST OF PRODUCTS SOLD	358.3	296.3	1,007.4	846.8
GROSS PROFIT	575.6	513.9	1,758.3	1,491.1
EXPENSES:
Selling, General and Administrative	229.5	190.2	689.5	544.2
Advertising and Promotion	129.8	112.4	373.0	326.7
Research and Development	22.9	18.5	64.4	58.3
Other Expenses/(Income)—net	(8.3)	27.3	3.4	25.6

EARNINGS BEFORE INTEREST AND INCOME TAXES	201.7	165.5	628.0	536.3

INTEREST EXPENSE—NET	13.1	12.0	38.4	35.7

EARNINGS BEFORE INCOME TAXES	188.6	153.5	589.6	500.6

PROVISION FOR INCOME TAXES	42.7	46.1	159.9	143.2

NET EARNINGS	145.9	107.4	429.7	357.4
Less: Net Earnings Attributable to
Noncontrolling Interests	1.2	1.3	6.8	4.3

NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$144.7	$106.1	$422.9	$353.1

Earnings per Share—Basic
Net Earnings Attributable to Shareholders	$0.71	$0.52	$2.06	$1.72

Earnings per Share—Diluted
Net Earnings Attributable to Shareholders	$0.70	$0.52	$2.06	$1.72

Dividends Declared per Share	$0.26	$0.225	$0.78	$0.675

MEAD JOHNSON NUTRITION COMPANY CONSOLIDATED BALANCE SHEETS (Dollars and shares in millions, except per share data) (UNAUDITED)

	September 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$761.3	$595.6
Receivables—net of allowances of $6.1 and $8.3, respectively	358.9	352.0
Inventories	441.1	356.7
Deferred Income Taxes—net of valuation allowance	91.2	97.9
Income Taxes Receivable	9.0	15.6
Prepaid Expenses and Other Assets	54.4	31.2
Total Current Assets	1,715.9	1,449.0
Property, Plant, and Equipment—net	557.7	550.5
Goodwill	117.5	117.5
Other Intangible Assets—net	90.6	80.3
Deferred Income Taxes—net of valuation allowance	18.3	13.4
Other Assets	80.0	82.4

TOTAL	$2,580.0	$2,293.1

LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Short-Term Borrowings	$—	$1.2
Accounts Payable	398.2	365.8
Dividends Payable	53.3	46.3
Accrued Expenses	238.7	208.7
Accrued Rebates and Returns	287.3	278.9
Deferred Income—current	23.8	37.0
Income Taxes—payable and deferred	36.3	38.2
Total Current Liabilities	1,037.6	976.1
Long-Term Debt	1,534.1	1,532.5
Deferred Income—noncurrent	2.4	2.1
Deferred Income Taxes—noncurrent	45.0	42.6
Pension, Post Retirement and Post Employment Liabilities	72.3	71.7
Other Liabilities	33.4	26.4
Total Liabilities	2,724.8	2,651.4
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Shareholders’ Equity
Common Stock, $0.01 par value: 4,200 authorized, 204.9 and 204.8 issued, respectively	2.0	2.0
Additional Paid-in (Distributed) Capital	(740.8)	(775.6)
Retained Earnings	737.4	474.0
Treasury Stock—at cost	(84.8)	(3.2)
Accumulated Other Comprehensive Income (Loss)	(66.1)	(64.6)
Total Shareholders’ Equity (Deficit)	(152.3)	(367.4)
Noncontrolling Interests	7.5	9.1
Total Equity (Deficit)	(144.8)	(358.3)

TOTAL	$2,580.0	$2,293.1

MEAD JOHNSON NUTRITION COMPANY CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions) (UNAUDITED)

	Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$429.7	$357.4
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	57.1	47.4
Other	33.7	34.3
Changes in Assets and Liabilities	(56.0)	(55.2)
Pension and Other Post Retirement Benefits Contributions	(4.6)	(35.0)
Net Cash Provided by Operating Activities	459.9	348.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(77.4)	(142.3)
Proceeds from Sale of Property, Plant and Equipment	1.1	2.2
Investment in Other Companies	—	(5.5)
Net Cash Used in Investing Activities	(76.3)	(145.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	67.4	103.2
Repayments of Short-term Borrowings	(68.6)	(220.0)
Payment for Capital Lease Termination	—	(47.0)
Payments of Dividends	(152.6)	(133.4)
Proceeds from Stock Option Exercises	3.1	1.6
Purchases of Treasury Stock	(82.8)	(0.2)
Proceeds from Termination of Interest Rate Swaps	23.5	—
Distributions to Noncontrolling Interests	(8.6)	—
Proceeds from Promissory Note from BMS	—	30.0
Net Cash Used in Financing Activities	(218.6)	(265.8)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	0.7	3.3
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	165.7	(59.2)
CASH AND CASH EQUIVALENTS:
Beginning of Period	595.6	561.1

End of Period	$761.3	$501.9

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)
				% Change Due to
	Three Months Ended September 30,					Foreign
	2011	2010	% Change	Volume	Price	Exchange
Net Sales
Asia/Latin America	$636.1	$489.7	30%	19%	6%	5%
North America/Europe	297.8	320.5	-7%	-10%	2%	1%
Total	$933.9	$810.2	15%	7%	4%	4%

Earnings Before Interest and Income Taxes
Asia/Latin America	$198.4	$168.0	18%
North America/Europe	71.9	97.4	-26%
Corporate and Other	(68.6)	(99.9)	-31%
Total	$201.7	$165.5	22%

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)

				% Change Due to
	Nine Months Ended September 30,					Foreign
	2011	2010	% Change	Volume	Price	Exchange
Net Sales
Asia/Latin America	$1,824.6	$1,417.4	29%	19%	5%	5%
North America/Europe	941.1	920.5	2%	1%	0%	1%
Total	$2,765.7	$2,337.9	18%	12%	3%	3%

Earnings Before Interest and Income Taxes
Asia/Latin America	$625.0	$492.0	27%
North America/Europe	251.2	272.7	-8%
Corporate and Other	(248.2)	(228.4)	9%
Total	$628.0	$536.3	17%

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures, including non-GAAP EBIT, earnings and earnings per share information. The items included in GAAP measures, but excluded for the purpose of determining non-GAAP EBIT, earnings and earnings per share, are IT separation and other costs (Specified Items). In addition, other items include the tax impact on Specified Items. Non-GAAP EBIT, earnings and earnings per share information adjusted for these items is an indication of the company’s underlying operating results and intended to enhance an investor’s overall understanding of the company’s financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile GAAP to non-GAAP disclosure follow:

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011 and 2010
(Dollars in millions, except per share data)
(UNAUDITED)

	Earnings Before Interest		Net Earnings Attributable		Earnings per Common
	and Income Taxes		to Shareholders		Share - Diluted
	2011	2010	2011	2010	2011	2010
GAAP results	$201.7	$165.5	$144.7	$106.1	$0.70	$0.52
Specified Items:(1)
IT and other separation costs(2)	21.1	14.0
Severance and other costs(3)	0.2	4.3
Legal, settlements and related costs(2,3)	3.2	1.0
Specified Items before income taxes	24.5	19.3	24.5	19.3	0.12	0.09
Income tax impact on items above			(8.2)	(7.3)	(0.04)	(0.04)
Write-off of deferred tax asset related to BMS stock options				(0.3)
Non-GAAP results	$226.2	$184.8	$161.0	$117.8	$0.78	$0.57

(1)All Specified Items are included in the Corporate and Other segment
(2)Included in Selling, General and Administrative expenses
(3)Included in Other Expenses/(Income)-net

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 and 2010
(Dollars in millions, except per share data)
(UNAUDITED)

	Earnings Before Interest		Net Earnings Attributable		Earnings per Common
	and Income Taxes		to Shareholders		Share - Diluted
	2011	2010	2011	2010	2011	2010
GAAP results	$628.0	$536.3	$422.9	$353.1	$2.06	$1.72
Specified Items:(1)
IT and other separation costs(2)	61.2	33.9
Severance and other costs(3)	0.2	4.8
Legal, settlements and related costs(2,3)	4.4	4.6
Specified Items before income taxes	65.8	43.3	65.8	43.3	0.32	0.21
Income tax impact on items above			(22.2)	(15.6)	(0.11)	(0.08)
Write-off of deferred tax asset related to BMS stock options				0.9		0.01
Non-GAAP results	$693.8	$579.6	$466.5	$381.7	$2.27	$1.86

(1)All Specified Items are included in the Corporate and Other segment
(2)Included in Selling, General and Administrative expenses
(3)Included in Other Expenses/(Income)-net

CONTACT:
Mead Johnson Nutrition Company
Investors: Kathy MacDonald, (847) 832-2182, kathy.macdonald@mjn.com
Media: Christopher Perille, (847) 832-2178, chris.perille@mjn.com